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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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United Auto Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Stockholders:

You are invited to attend the annual meeting of stockholders of United Auto Group, Inc. to be held at 8:00 a.m., Pacific Daylight Time on May 3, 2007, at Wynn Las Vegas, the site of Penske Wynn Ferrari Maserati, one of our premier automotive dealerships. Wynn Las Vegas is located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada.

The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be voted upon at the meeting. The annual meeting provides an excellent opportunity for stockholders to become better acquainted with UnitedAuto and its directors and officers, and I hope that you will attend.

Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of UnitedAuto.

Sincerely,

/s/ Roger S. Penske
Roger S. Penske
Chairman of the Board and
Chief Executive Officer

Bloomfield Hills, Michigan
March 29, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 3, 2007

We will hold our annual meeting of stockholders at 8:00 a.m., Pacific Daylight Time on May 3, 2007, at Wynn Las Vegas, the site of Penske Wynn Ferrari Maserati, one of our premier automotive dealerships. Wynn Las Vegas is located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada. The agenda items for approval at the meeting consist of:

(1)	the election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

(2)	the amendment of our certificate of incorporation to change our name from “United Auto Group, Inc.” to “Penske Automotive Group, Inc.”; and

(3)	the transaction of such other business as may properly come before the meeting.

Stockholders of record as of March 12, 2007 can vote at the annual meeting and any postponements or adjournments of the annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from April 17, 2007 through May 3, 2007 at our principal executive offices, located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302. This proxy statement and the enclosed proxy card are first being distributed on or about March 29, 2007.

Your vote is very important. Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise cast your vote. Your prompt voting will ensure a quorum. You may revoke your proxy and vote personally on all matters brought before the annual meeting.

By Order of the Board of Directors,

/s/ Shane M. Spradlin
Shane M. Spradlin
Vice President and Secretary

Bloomfield Hills, Michigan
March 29, 2007

Page

1	Procedural Questions about the Meeting
2	Proposal 1 — Election of Directors
5	Proposal 2 — Amendment of Certificate of Incorporation
5	Our Corporate Governance
9	Executive Officers
9	Compensation Committee Report
10	Compensation Discussion and Analysis
16	Executive and Director Compensation
23	Security Ownership of Certain Beneficial Owners and Management
25	Audit Committee Report
26	Independent Registered Public Accounting Firms
27	Related Party Transactions
30	Other Matters

PROCEDURAL QUESTIONS ABOUT THE MEETING

Q. What am I voting on?

A. Proposal 1:	Election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

A. Proposal 2:	Amendment of our certificate of incorporation to change our name from “United Auto Group, Inc.” to “Penske Automotive Group, Inc.”

Q. Who can vote?

A.	Stockholders of UnitedAuto as of the close of business on the record date, March 12, 2007, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 12, 2007, there were 94,874,030 shares of our common stock outstanding.

Q. How do I vote before the meeting?

A. By completing, signing and returning the enclosed proxy card.

Q. May I vote at the meeting?

A.	You may vote at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Q. Can I change my mind after I vote?

A.	You may change your vote at any time before the polls close at the meeting by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q. What if I return my proxy card but do not provide voting instructions?

A.	Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the twelve nominees for director, (2) FOR amendment of our certificate of incorporation and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q. Will my shares be voted if I do not provide my proxy instruction form?

A.	If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the amendment of our certificate of incorporation are considered routine matters for which brokers may vote without specific instructions.

Q. May stockholders ask questions at the meeting?

A.	Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q. How many votes must be present to hold the meeting?

A.	Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 12, 2007 must be present in person or by proxy at the meeting (47,437,016 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q. How many votes are needed to approve UnitedAuto’s proposals?

A.	Regarding proposal 1, the twelve nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact on the election of directors. Regarding proposal 2, the affirmative vote of holders of a majority of the outstanding shares of common stock (47,437,016 shares) will be required for approval of the amendment to our certificate of incorporation and abstentions and broker non-votes will have the effect of voting against the proposal.

PROPOSAL 1 — ELECTION OF DIRECTORS

Proposal 1 to be voted on at the annual meeting is the election of the following twelve director nominees, each of whom is recommended by our Nominating and Corporate Governance Committee and Board of Directors. If elected, each of these nominees will serve a one-year term and will be subject to re-election at next year’s annual meeting. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.

Our Board of Directors Recommends a Vote “FOR” Each of The Following Nominees:

John D. Barr — CEO, Papa Murphy’s International, Inc.	Mr. Barr, 59, has served as a director since December 2002. Mr. Barr has been the Chief Executive Officer of Papa Murphy’s International, Inc., a take-and-bake pizza chain, since April 2005 and its Vice Chairman since July 2004. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. Mr. Barr is a director of Clean Harbors, Inc., James Hardie Industries, NV and UST, Inc.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners, L.L.C	Mr. Eisenson, 51, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Animal Health International, Inc., Caliper Life Sciences, Inc., Catlin Group Limited and Playtex Products, Inc., as well as a number of private companies.

Hiroshi Ishikawa — Executive Vice President — International Business Development of UnitedAuto	Mr. Ishikawa, 44, has served as a director since May 2004 and our Executive Vice President — International Business Development since June 2004. Previously, Mr. Ishikawa served as the President of Mitsui Automotive North America, Inc. from June 2003 to May 2004. From October 2001 to May 2003, Mr. Ishikawa served as Vice President, Secretary & Treasurer for Mitsui Automotive North America, Inc. From March 1997 to October 2001, Mr. Ishikawa served as the Assistant General Manager, Machinery & Automotive Department, of Mitsui & Co. (U.S.A.), Inc. Detroit Office.

Robert H. Kurnick, Jr. — Vice Chairman of UnitedAuto	Mr. Kurnick, Jr., 45, has served as our Vice Chairman since March 8, 2006 and a director since May 3, 2006. From February 2000 until March 2006, Mr. Kurnick served as our Executive Vice President and General Counsel. Since January 2003, Mr. Kurnick has served as President of Penske Corporation. Employed by Penske Corporation since January 1995, Mr. Kurnick has served in various capacities, including Executive Vice President of Penske Corporation, from January 1995 to December 2002. Mr. Kurnick is also a director of Penske Corporation.

William J. Lovejoy — Manager of Lovejoy & Associates	Mr. Lovejoy, 66, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (‘‘GMAC”) and ultimately President of GMAC in 1990.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.	Ms. McWaters, 42, has served as a director since December 2004. Since October 2003, Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for individuals seeking careers as professional automotive technicians. Since February 2000, Ms. McWaters has served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including vice president of marketing and vice president of sales and marketing.

Eustace W. Mita — Chairman of Achristavest Properties, LLC	Mr. Mita, 52, has served as a director since August 1999. Since October 2002, Mr. Mita has been chairman of Achristavest Properties, LLC, a developer of waterfront properties in New Jersey, Maryland, Massachusetts and Pennsylvania, and Chairman of Mita Management, L.L.P., a closely held company with interests in the automotive and real estate industries. From April 2000 until October 2001, Mr. Mita served as the Executive Vice President of The Reynolds & Reynolds Company. Prior thereto, Mr. Mita served as President and Chief Executive Officer of HAC Group, LLC, an automobile training and consulting company with operations in nineteen countries, which was acquired by The Reynolds and Reynolds Company in 2000. In 1984, Mr. Mita founded Mita Leasing, a unique concept in automotive retailing and leasing. Mr. Mita is also a founding director of First Republic Bank.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation	Mr. Noto, 68, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of International Business Machines Corporation, the Altria Group, Inc., Shinsei Bank, Stem Cell Innovations, Inc. and the Commercial International Bank of Egypt. Mr. Noto is a member of the Temasek Technologies (Singapore) International Advisory Counsel.

Roger S. Penske — Chairman of the Board and CEO of UnitedAuto and Penske Corporation	Mr. Penske, 70, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of General Electric Company and Universal Technical Institute. Mr. Penske also is Chairman of the Downtown Detroit Partnership, a director of Detroit Renaissance and a member of The Business Council.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP	Mr. Peters, 59, has served as a director since May 1999. Since January 2003, Mr. Peters has been a Managing Director of Transportation Resource Partners (‘‘TRP”). From January 2000 to December 2002, Mr. Peters was President of Penske Corporation. Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. Mr. Peters has also served as an officer and director of various subsidiaries of Penske Corporation since 1990. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990 and serves as a member of the Board of Directors of various TRP portfolio companies, including Autocam Corporation.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation	Mr. Steinhart, 66, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Animal Health International, Inc., Texas Industries Inc., Penson Worldwide, Inc., and as a Trustee of the MFS/Compass Group of mutual funds.

H. Brian Thompson — Chairman of Comsat International	Mr. Thompson, 67, has served as a Director since March 2002. Mr. Thompson is Executive Chairman of Global Telecom & Technology (GTT), a worldwide multi-network telecommunications operator. He is also Chairman of Comsat International, a telecommunications services provider, and heads his own private equity investment and advisory firm, Universal Telecommunications, Inc., in Vienna, Virginia. Mr. Thompson served as Chairman and CEO of Global TeleSystems Group, Inc. from March 1999 through September 2000 and from 1991 to 1998, he served as Chairman and CEO of LCI International. Subsequent to the June 1998 merger of LCI with Qwest Communications International Inc., Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. In 1999, Mr. Thompson was Chairman of the Irish telephone company, Telecom Eirann, and Executive Vice President of MCI Communications Corporation from 1981 to 1990. Mr. Thompson currently serves as a member of the Board of Directors of Axcelis Technologies, Inc., Bell Canada International Inc., and Sonus Networks, Inc.

PROPOSAL 2 — AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM “UNITED AUTO GROUP, INC.” TO
“PENSKE AUTOMOTIVE GROUP, INC.”

Our Board of Directors has unanimously approved, subject to stockholder approval, an amendment to our certificate of incorporation to change our name from United Auto Group, Inc. to Penske Automotive Group, Inc.

The Board of Directors believes that the Penske name is favorably received in the business community in light of the performance and recognition of other Penske Corporation investments such as Penske Truck Leasing, a global transportation services provider and supply chain management company. We also believe the change will benefit our company because of the “Penske” name recognition and its association with general excellence, due in part to the successes of Penske Racing as well as the business success of Penske Corporation. For these same reasons, we currently utilize the “Penske” name at several of our franchises. If the name change is approved, we will execute a license agreement for the “Penske” name from Penske Corporation.

The voting and other rights of our common stock will not be affected by the change in corporate name. It also will not affect in any way the validity or transferability of currently outstanding stock certificates and stockholders are not required to surrender those certificates as a result of the name change. In connection with our name change, we expect to obtain a new New York Stock Exchange Trading Symbol. The text of the proposed amendment to our certificate of incorporation is attached as Annex A. We expect to officially change our corporate name by filing this amendment on July 1, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO
OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM
“UNITED AUTO GROUP, INC.” TO PENSKE AUTOMOTIVE GROUP, INC.

OUR CORPORATE GOVERNANCE

			Compensation &	Nominating &
			Management	Corporate
2006 DIRECTORS	BOD	Audit	Development	Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	X			X
Hiroshi Ishikawa	X
Robert H. Kurnick, Jr.	X
William J. Lovejoy	X		X
Kimberly J. McWaters	X			X
Eustace W. Mita	X		X	X
Lucio A. Noto	X				X
Roger S. Penske	X				X
Richard J. Peters	X				X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		X	X
No. of Meetings 2006	7	14	5	2	0

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors approved a charter for each of the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees, which charters are available on our website,

www.unitedauto.com under the tab “Corporate Governance” or in print (see “Corporate Governance Guidelines” below). The principal responsibilities of each committee are described below. All of our directors attended over 83% of our board and committee meetings in 2006, other than Ms. McWaters who attended 67% of the relevant meetings. The average attendance of our Board members in 2006 was 93%. All of our directors are encouraged to attend the annual meeting and all did attend the annual meeting in 2006.

Audit Committee.  The purpose of this committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (2) the performance of the internal audit function; (3) the annual independent audit of our financial statements, (4) the engagement of the independent registered public accounting firms and the evaluation of the independent registered public accounting firms’ qualifications, independence and performance; and (5) the fulfillment of the other responsibilities set out in the Audit Committee charter. The Board of Directors has confirmed that all members of the Audit Committee are “independent” and “financially literate” under the New York Stock Exchange rules and applicable law, and each is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules. Mr. Steinhart serves on the audit committee of three other entities. In 2007, the Board determined that Mr. Steinhart’s simultaneous service on four audit committees would not impair his ability to effectively serve as a member of our audit committee.

Compensation and Management Development Committee.  The purpose of this committee is to assist the Board of Directors in discharging its responsibility relating to compensation of our directors, executive officers and such other employees as this committee may determine, succession planning and related matters. Each committee member is independent under our guidelines for director independence.

Nominating and Corporate Governance Committee.  The purpose of this committee is to identify individuals qualified to become members of the Board of Directors, to recommend Director nominees for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors and to address related matters. This committee also develops and recommends to the Board of Directors corporate governance principles and is responsible for leading the annual review of our corporate governance policies and the Board of Directors’ performance. Each of the Committee members is independent under our guidelines for director independence.

Executive Committee.  Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws.

Corporate Governance Guidelines.  The Nominating and Corporate Governance Committee also makes recommendations concerning our corporate governance guidelines, which are posted on our website, www.unitedauto.com, under the tab “Corporate Governance.” These guidelines, and the other documents referenced in this section, are also available in print without charge to any stockholder who requests them by calling our investor relations department at 248-648-2500.

Lead Director.  One of our governance principles is that we have an independent “Lead Director,” who is responsible for coordinating the activities of the other outside Directors, including the establishment of the agenda for executive sessions of the outside Directors, and who shall preside at their meetings. These sessions generally occur as part of each Board meeting and include, at least annually, a session comprised of only our independent directors. Our Lead Director is currently H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our

Corporate Secretary’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) also will be forwarded to the Lead Director.

Code of Conduct.  We have also adopted a Code of Business Conduct and Ethics, applicable to all of our employees and directors, which is posted on our website at www.unitedauto.com under the tab “Corporate Governance” and is available in print (see “Corporate Governance Guidelines” above). We plan to disclose waivers, if any, for our executive officers or directors from the code on our website, www.unitedauto.com.

Director Independence.  A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Ms. McWaters and Messrs. Barr, Eisenson, Lovejoy, Mita, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange, as well as with the more stringent requirements of our guidelines for independent directors found in our corporate governance guidelines which are available on our website www.unitedauto.com and are set forth below. As required by New York Stock Exchange rules, our Board of Directors made an affirmative determination as to each independent director that no material relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us (including any parent or subsidiary in a consolidated group with us). In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. With respect to our independent directors, the Board considered the transactions, relationships and arrangements described under “Related Party Transactions” in its independence determination.

Under our guidelines, a director will not be independent if:

1.	the director is employed by us, or an immediate family member is one of our executive officers;

2.	the director receives any direct compensation from us, other than director and committee fees and forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.	the director is affiliated with or employed by our independent registered public accounting firms (or internal auditors), or an immediate family member is affiliated with or employed in a professional capacity by our independent registered public accounting firms (or internal auditors); or

4.	an executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.

A director also will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million. Furthermore, a director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets. Finally, a director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

Under the New York Stock Exchange rules, if a company is “controlled,” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is collectively held by Penske Corporation, Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies. A majority of our Board of Directors is independent and each of our nominating, audit and compensation committees is comprised solely of independent directors.

Director Nominees.  The Nominating and Corporate Governance Committee believes that director candidates should have certain minimum qualifications, including having personal integrity, loyalty to UnitedAuto and concern for its success and welfare, willingness to apply sound and independent business judgment and time available for UnitedAuto matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting UnitedAuto, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors’ overall service to UnitedAuto during their term. In the case of new director candidates, the Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee considers whether the nominee would be independent and meets with each candidate individually to discuss and consider his or her qualifications and, if approved, recommends the candidate to the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholder proposals for nominees should be addressed to Corporate Secretary, United Auto Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302 and must comply with the procedures outlined immediately below. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Stockholders who wish to recommend individuals for consideration by the committee to become nominees for election to the Board may do so by submitting a written recommendation to the Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and a list of board memberships and other affiliations of the nominee. The submission must be accompanied by a written consent of the individual to stand for election and serve if elected by the stockholders, a statement of any relationships between the person recommended and the person submitting the recommendation, a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier and proof of ownership by the person submitting the recommendation of 500 shares of our common stock for one year. Recommendations received by November 29, 2007, will be considered for nomination at the 2008 annual meeting of stockholders. Recommendations received after November 29, 2007 will be considered for nomination at the 2009 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation.  During 2006, the Compensation and Management Development Committee was comprised of H. Brian Thompson (Chairman), Eustace Mita and William Lovejoy. As more fully discussed under “Related Party Transactions,” Mr. Mita is an investor in Transportation Resource Partners, which is affiliated with Penske Corporation. In addition, Mr. Mita’s son is employed by us as a general manager for which he was compensated $311,400 in 2006, which compensation is commensurate with his peers’.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Brief biographies of Messrs. Kurnick and Penske are set forth above. Brief biographies of our other executive officers are provided below.

Roger Penske, Jr., 47, has served as our President since January 3, 2007. From July 2003 to January 2007, he served as our Executive Vice President — East Operations and from January 2001 to July 2003 he served as our President — Mid-Atlantic Region. Mr. Penske, Jr. serves as a member of the Board of Directors of Penske Corporation and is the son of our Chairman and Chief Executive Officer.

Robert T. O’Shaughnessy, 41, has served as our Executive Vice President and Chief Financial Officer since January 3, 2007. From July 2005 until January 2007, he served as Senior Vice President — Finance. From August 1999 until July 2005, he served as our Vice President and Controller. Prior to joining us in May 1997 as Assistant Controller, Mr. O’Shaughnessy was a senior manager for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1987.

Paul F. Walters, 63, has served as our Executive Vice President — Human Resources since August 1999. Since July 1997, Mr. Walters has also served as Executive Vice President — Administration of Penske Corporation. Mr. Walters served as Senior Vice President of Detroit Diesel Corporation from August 1997 to December 2000.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors, which we will refer to as the “compensation committee” or “committee”, has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement.
The Compensation & Management
Development Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy
Eustace W. Mita

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

I.	General Information

Our Compensation Committee.  Our compensation committee is comprised of three independent directors, as determined by our Board of Directors pursuant to the listing requirements of the New York Stock Exchange, as well as the more stringent requirements of our corporate governance guidelines. See “Our Corporate Governance — Director Independence” for a discussion of these independence requirements. Our committee’s primary responsibilities are to:

•	Determine all elements of our executive officer compensation;

•	Review and recommend compensation for other members of senior management;

•	Review and recommend our compensation and benefit policies for our employees generally;

•	Administer our equity incentive plans;

•	Make recommendations to the Board of Directors with respect to director compensation; and

•	Review our management progression and succession plans.

These responsibilities are set out in the committee’s charter which you can find at our website www.unitedauto.com. This charter is reviewed annually by our corporate governance committee and Board of Directors. The compensation committee retains the authority to delegate its duties to a subcommittee, though it did not do so in 2006. Proposed committee meeting agendas are prepared by management and sent to the committee prior to every meeting along with material for committee review. The final agenda for each meeting is determined by the committee chairman. The committee met five times during 2006, and each meeting is typically concluded with an executive session including only the committee members.

Outside Advisors and Consultants.  Our compensation committee has the authority to hire outside consultants and advisors at their discretion, and it has full access to any of our employees. While it may do so in the future, neither the committee nor company management has retained any outside consultants to assist them in fulfilling their duties in the past several years.

Role of Executive Officers.  The committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attend part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as restricted stock awards and bonuses) as well as report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and other employees. Our Chief Executive Officer does not participate in determining his own compensation.

II.	Compensation Philosophy

Our compensation program is designed to motivate and reward our executive officers and other key employees, to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives.

Our compensation program detailed below has evolved over time. At several times during each year, the program is reviewed in whole or in part with respect to various factors, including: competitive benchmarking; the tax treatment and the accounting treatment of certain elements of employee compensation; and recent trends regarding executive compensation. We evaluate the effectiveness of our program generally based on our ability to motivate our executives to deliver superior company wide performance and to retain them on a cost-effective basis.

The majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses, which we believe is typical within our industry. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees. However, we also provide long-term compensation in the form of restricted stock awards for certain employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps us to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Restricted Stock”.

We do not have any required stock ownership guidelines for our employees. We monitor the stock ownership of our key executives and believe the weighted vesting of our restricted stock awards will contribute to our executive officers holding a significant equity position in our company.

Determination of Amounts.  The committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. The committee reviews annual salary increases or decreases with a view to maintaining external compensation competitiveness. External competitiveness is benchmarked against each of the other publicly traded automotive retailers. We are the second largest publicly traded automotive retailer and the only one with international operations. While we benchmark our compensation, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer’s circumstances and challenges is unique to the individual and we base our compensation accordingly.

Management Incentive Plan.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on tax-deductible remuneration paid to any one of the named executive officers of a public company, unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). We have designed our Management Incentive Plan, which was approved by our shareholders in 2004, to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code.

We expect to continue to issue awards under the Management Incentive Plan for our Chief Executive Officer, as well as any other officers for whom we believe this plan would provide a key motivation to advance specific annual objectives of the Company. For any awards, the compensation committee reserves negative discretion to reduce (but not increase) the payout under the award. While the committee intends to maximize the tax-efficiency of its compensation programs generally, it retains flexibility in the manner in which it awards compensation to act in our best interests, including awarding compensation that may not be tax deductible.

III.	Our Compensation Program

Our compensation program primarily consists of four elements:

•	base salary;

•	annual cash bonus payment;

•	annual restricted stock award; and

•	employee health care and other benefits, such as the use of a company vehicle.

Base Salary.  We pay base salary to set a baseline level of compensation for all senior management. The salary levels for our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and benchmarking information discussed earlier under “Determination of Amounts”. The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the contributions by those employees in the prior year. The committee also considers our achievement of corporate objectives and general economic factors.

Annual Bonus Payments.  Each member of our senior management is also eligible to receive an annual discretionary bonus payment, although our Chief Executive Officer instead has historically received the amounts resulting from his performance based awards described below under “Chief Executive Officer Compensation”. We pay annual bonuses to provide an incentive for future performance and as a reward for performance during the prior year. Bonus payments are determined in varying degrees based on three criteria:

•	Evaluation of an individual’s performance in the prior year;

•	Evaluation of the annual performance of an individual’s business unit; and

•	Our previous year’s company-wide performance and the attainment of corporate objectives.

Since the annual bonus is based in part on our company-wide performance, we believe the annual bonus also focuses employees on our corporate goals designed to increase stockholder value.

Restricted Stock.  The committee believes that the interests of senior management should be closely aligned with those of our stockholders. Therefore, each member of senior management is eligible to receive an incentive equity award because we believe equity grants effectively align management’s goals with those of our other stockholders.

In 2006, we adopted a written equity award approval policy. Under this policy, all equity awards must be approved by the Board of Directors or compensation committee, which approval, absent extenuating circumstances, shall occur at a meeting as opposed to by written consent. The award grant date and price (if applicable) shall be the closing price of our common stock on the meeting date and the terms of every award are to be reflected in the minutes of the meeting. We typically grant restricted stock awards annually at the first compensation committee meeting of the calendar year. Committee meetings are generally scheduled at least a year in advance and scheduling decisions are made without regard to anticipated earnings or other major Company announcements. We endeavor to vest all shares on the same date for administrative ease and endeavor to vest shares outside of a restricted period under our insider trading policy in order to facilitate sales of shares by recipients to pay for applicable taxes.

In 2006, we issued incentive compensation to our senior management team in the form of restricted stock under our 2002 Equity Compensation Plan. Our restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per annum, respectively. These shares are subject to forfeiture in the event the executive departs from the Company. We believe vesting the majority of the awards in the third and fourth years provides a longer-term incentive and more closely aligns the incentives for management with the interests of our long-term stockholders. We employ this form of compensation in part because many of our initiatives may take several years to show benefits, such as building best-in-class facilities. These initiatives may be costly in the short-term, but we believe they will provide benefits for years to come. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the value that may be created over time. Our restricted stock awards are designed to mirror our other outstanding stock and thus enable the recipients to vote with our other shareholders and receive dividends.

Our restricted stock grants are generally discretionary (other than those awarded to our Chief Executive Officer or others under our Management Incentive Plan discussed above), based upon a guideline range that takes into account the responsibilities of executive officers and key employees whose contributions and skills are important to our long-term success. In 2006, the committee granted approximately 241,000 shares of restricted stock to employees (representing about 0.25% of our current outstanding equity), some of which have reverted back to us as employees have departed from our company. From time-to-time, the committee also approves special equity awards based on an employee’s outstanding contributions, commencement of employment or other factors.

Other Compensation.  We provide our employees with selected benefits or perquisites in order to attract and retain highly skilled employees. All of our employees are entitled to a number of benefits such as company contributions toward health and welfare benefits, company matching under our 401(k) plan, and life insurance. We believe these benefits manifest our concern for our employees and provide an inducement and retention advantage. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years.

As we are an automotive retailer, our senior management is typically provided the use of a company vehicle, company-sponsored automobile insurance, and a tax gross-up relating to these amounts. We typically contribute a monthly allowance toward a lease payment for a company vehicle selected by the employee. The vehicle must be leased from one of our dealerships and the allowance is based on an employee’s position within our company. In some circumstances, we purchase a vehicle outright if we believe this will be more cost effective over the life of the vehicle’s use. We have valued the use of company vehicles in the following disclosure tables based on the value of our lease payments or, in situations where we have purchased a vehicle, on IRS guidelines. We also pay for maintenance and repairs on the vehicles, which costs are included in those tables. Similar to any company providing its products to employees, we provide these vehicles as an inducement and retention benefit. Moreover, because of our unique position as an automotive retailer, we generally can provide these vehicles to employees at a lower cost than could be obtained by the employee.

From time to time, we may adopt other benefits for our senior management, such as payment for a country club membership or tax gross-ups for certain items. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees. The value of these other types of perquisites are quantified based on our cost.

Other Forms of Compensation.  The committee has also reviewed various other forms of executive compensation for our management, such as stock options and supplemental retirement plans. Prior to 2003, the principal form of equity compensation we employed was the granting of stock options. Currently, the committee is of the view that salary, bonus and restricted stock awards should provide the principal components of management compensation and that these forms of compensation best align management’s goals with those of our stockholders. Therefore, after review, the committee has determined not to issue or grant stock options, allow for deferred compensation in the form of a deferral of salary or bonus, or any retirement benefit (other than under our 401(k) plan that is available to all qualified employees). The committee considers the advisability of these additional types of compensation periodically and retains the flexibility to implement other forms of compensation in the future.

No Employment Agreements, Change of Control and Severance Compensation.  None of our current executive officers have been provided an employment agreement, nor are they entitled to any severance compensation or compensation upon a change of control. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us maximum flexibility with respect to managing our executive officers. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into a post-employment arrangement with an employee based on the circumstances existing upon departure. This also provides a retention benefit by subjecting to forfeiture our historical equity grants. Historically, we have entered into consulting agreements with our departing senior management as we believe it may be important to have continuing access to these employee’s institutional knowledge base and guidance. In these events, we insist on obtaining a non-compete agreement with these individuals.

In January 2007, our former Executive Vice President — Finance, James R. Davidson, retired from this position. We agreed that Mr. Davidson will remain a part-time employee of ours taking on the responsibility of assisting with certain of our finance operations. We believe this arrangement will provide us with continuing access to Mr. Davidson’s guidance at a significantly reduced cost. With respect to our former president and chief operating officer who retired in March 2006, we began a multi-year consulting arrangement that was agreed contractually at the time of his initial employment. See the discussion under “Potential Termination Payments” for details of this agreement. Both of these former executive officers are limited by typical non-compete and confidentiality restrictions.

With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments. However, our outstanding equity awards provide that, in the event of a change of control, the compensation committee has the discretion to accelerate, vest or rollover any outstanding equity awards.

IV.	2006 Compensation

2006 compensation is noted in the tables following this section. In reviewing individual compensation, the committee employs a form of “tally sheet” designed to capture all elements of compensation.

Chief Executive Officer Compensation.  In determining the compensation of Mr. Penske, the committee considered the company performance noted below, and also reviewed the CEO compensation and the financial performance of our peer companies. The committee also considered Mr. Penske’s previous year’s compensation. Based on their review, the committee proposed an increase in Mr. Penske’s base salary in 2006. However, for the second consecutive year, Mr. Penske declined the salary increase in order to align a greater percentage of his compensation with company performance and the value of our common stock. Therefore, the committee maintained Mr. Penske’s base salary at $750,000 in 2006. In March 2007, the Committee again proposed an increase in Mr. Penske’s salary which he declined for the same reasons.

In March 2007, the Committee awarded Mr. Penske 78,886 shares of restricted stock valued at $1.7 million based on the closing price on the New York Stock Exchange on the date of approval ($21.55). These shares vest over a four year period at a rate of 15%, 15%, 20% and 50% with the final vesting in June 2011, subject to forfeiture in the event Mr. Penske departs from the Company. These shares resulted from a performance based award which had been granted to Mr. Penske in March of 2006 under our management incentive plan discussed above. The maximum potential amount Mr. Penske could have earned pursuant to this award was $2.5 million, though the committee reserved discretion to reduce (but not increase) the payout under these awards. The amount earned was payable in either cash or stock at the committee’s discretion. Mr. Penske achieved 68% of the performance metrics noted below, which entitled Mr. Penske to the $1.7 million. The specific 2006 performance objectives and related performance were as follows:

Objective	Result	% of award	Achievement

• return on equity of 11%	10.8%	8%	0%
• same store retail sales revenue increase of 3%	4.3%	8%	8%
• acquisition of annualized revenue of $300 million	$1.7 billion	8%	8%
• employee turnover below 34%	31.2%	8%	8%
• same store service and parts gross increase of 10% or more	6.9%	8%	0%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises	Exceeds	8%	8%
• gross margin greater than 15.5%	15.2%	8%	0%
• debt to capitalization below 45%	48%	8%	0	%(1)
• no material weaknesses in our internal controls	None	8%	8%
• new car inventory less than 60 days supply	52 days	8%	8%
and used car inventory less than 45 days supply	40 days
• earnings per share from continuing operations at least $1.35 per share	$1.39	10%	10%
• common stock price appreciation of 10%	23%	10%	10%

Total:		100%	68%

(1)	In December 2006, we issued $375 million of 7.75% senior subordinated notes. For strategic reasons, we used a portion of the proceeds to temporarily repay amounts outstanding under our floor plan borrowings until redemption of our outstanding 9.625% notes in March 2007. Had we instead redeemed the 9.625% notes in December 2006, our debt to capitalization would have been 40%, which would have satisfied this percentage of the award.

In March 2007, the Committee established a similar award for Mr. Penske with respect to 2007 with a maximum potential payout of $3.0 million. The performance objectives for 2007 are as follows:

Objective	% of award

• return on equity of 11%	8%
• same store retail revenue increase of 3%	8%
• acquisition of annualized revenue of $250 million	8%
• employee turnover below 31%	8%
• same store service and parts revenue increase of 8% or more	8%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises	8%
• gross margin greater than 15.25%	8%
• debt to capitalization below 41%	8%
• no material weaknesses in our internal controls	8%
• new car inventory less than 60 days supply and used car inventory less than 45 days supply	8%
• earnings per share from continuing operations at least $1.40 per share	10%
• common stock price appreciation of 10%	10%

Total:	100%

In summary, Mr. Penske earned $750,000 in salary and $1.7 million in the form of a restricted stock award for a total of $2.45 million for his performance in 2006. This figure differs from the amount disclosed in the summary compensation table because, for reporting purposes, the table includes only $393,878 relating to equity awards, which is the amount we expensed in 2006 relating to Mr. Penske’s equity awards. For internal benchmarking purposes, we will look to the $2.45 million figure as a more accurate measure of Mr. Penske’s total annual compensation.

Other Executive Officer Compensation.  Each of our other executive officers received the stock awards and bonuses set forth in the tables below. In March 2007, the compensation of Mr. O’Shaughnessy was increased to $565,000 retroactive to January 1, 2007, and he was awarded 10,000 shares of restricted stock vesting over four years at a rate of 15%,15%, 20% and 50%. Messrs. Kurnick and Walters also received 10,000 and 6,000 restricted shares, respectively, with the same vesting schedule. These amounts were determined based on the principles set forth above. Mr. Kurnick, our Vice Chairman, is also the President of Penske Corporation and Mr. Walters, our Executive Vice President of Human Resources, also serves in a similar capacity for Penske Corporation. As a result, Messrs. Kurnick and Walters also receive a substantial amount of total compensation from Penske Corporation, our controlling shareholder. While these individuals devote a substantial amount of time and effort to our company, their total compensation paid by us does reflect that they devote efforts to Penske Corporation. Messrs. Kurnick and Walters did not receive a cash bonus related to 2006 for this reason.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table contains information concerning 2006 annual and long-term compensation for our Chief Executive Officer, Executive Vice President — Finance in 2006, each of our three other most highly compensated executive officers during 2006, and our former President and Chief Operating Officer, collectively referred to as the “named executive officers.”

2006 Summary Compensation Table

				Stock	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)		($)

Roger S. Penske	2006	$750,000	—	$393,878	—		$1,143,878 (2)
Chief Executive Officer
Robert T. O’Shaughnessy	2006	$515,000	$200,000	$130,851	$141,046	(3)	$986,897
Chief Financial Officer
Robert H. Kurnick, Jr.	2006	$350,000	—	$103,655	$14,346	(4)	$468,001
Vice Chairman
Paul F. Walters	2006	$300,000	—	$71,704	—		$371,704
Executive Vice President — Human Resources
Samuel X. DiFeo	2006	$400,000	—	$62,648	$23,969	(5)	$486,617
Former President and Chief Operating Officer
James R. Davidson	2006	$480,000	$320,000	$71,704	$27,518	(6)	$899,222
Former Executive Vice President — Finance

(1)	These amounts reflect the amount of compensation expense we incurred in 2006 pursuant to restricted stock awards granted under our 2002 Equity Compensation Plan (or its substantially similar predecessor). They were valued in accordance with FAS 123R as discussed in footnotes 1 and 12 to our consolidated financial statements filed in our annual report on Form 10-K on March 1, 2007.

(2)	In March 2006, Mr. Penske received a combined equity incentive plan-based award and a non-equity incentive plan-based award in the form of an award payable upon achievement of 2006 performance targets. The maximum total award for this combined grant was $2.5 million and was payable in cash or restricted stock at the Committee’s discretion at the time of payment of the award. Of the $2.5 million potentially payable to Mr. Penske, the actual amount paid to Mr. Penske under this award was 78,886 shares of restricted stock vesting over four years at a rate of 15%, 15%, 20% and 50%, and which was valued at $1.7 million, or $21.55 per share (the New York Stock Exchange closing price on the grant date of the award (March 1, 2007)). See the narrative discussion following this table for further discussion of this award.

(3)	$16,406 represents the use of company vehicles and related automobile insurance, $70,710 represents payments for a country club membership (though this membership is used for personal and business purposes), and $49,351 represents a tax allowance for several of the noted items. The remainder represents matching funds under our Company-wide 401(k) plan, Company sponsored life insurance, Company sponsored lunch program, and the personal use of two sporting event tickets. For a discussion of our methodology in valuing these items, see “Compensation Disclosure and Analysis — Other Compensation”.

(4)	$9,178 represents an allowance for a company vehicle and $5,168 represents a tax allowance for this item. For a discussion of our methodology in valuing this item, see “Compensation Disclosure and Analysis — Other Compensation”

(5)	$14,700 represents the use of Company vehicles and related automobile insurance, $8,237 represents a tax allowance and the remainder represents Company sponsored life insurance. For a discussion of our methodology in valuing these items, see “Compensation Disclosure and Analysis — Other Compensation”

(6)	$14,357 represents the use of Company vehicles and related automobile insurance, $10,378 represents a tax allowance and the remainder represents Company sponsored life insurance and Company sponsored lunch. For a discussion of our methodology in valuing these items, see “Compensation Disclosure and Analysis — Other Compensation.”

Grants of Plan-Based Awards in 2006

		Estimated Future		Estimated Future		All other
		Payouts Under		Payouts Under		Awards:	Grant Date
		Non-Equity Incentive		Equity Incentive		Number of	Fair Value
		Plan Awards		Plan Awards		Shares of	of Stock
		Threshold	Maximum	Threshold	Maximum	Stock or Units	Awards
Name	Grant Date	($)	($)	($)	($)	(#)	($)

Roger S. Penske	3/7/2006					46,146 (1)	1,000,000 (1)
Chief Executive Officer	3/7/2006			—	2,500,000 (2)
		—	2,500,000 (2)
Robert T. O’Shaughnessy	3/7/2006					6,000	130,020
Chief Financial Officer
Robert H. Kurnick, Jr.	3/7/2006					10,000	216,700
Vice Chairman
Paul F. Walters	3/7/2006					6,000	130,020
Executive Vice President — Human Resources
Samuel X. DiFeo	3/7/2006					2,000	43,340
Former President and Chief Operating Officer
James R. Davidson	3/7/2006					6,000	130,020
Former Executive Vice President — Finance

(1)	This represents the shares of restricted stock issued to Mr. Penske in March 2006 resulting from his attainment of goals outlined in his 2005 incentive award. Note that this table reflects two years of awards to Mr. Penske: the stock component of the 2005 award actually received in 2006 and the total potential award for 2006, paid in 2007.

(2)	Because the form of compensation of this award was discretionary in either cash or stock, we have presented the award as a $2.5 million non-equity incentive plan award and as a $2.5 million equity incentive plan award, even though the total maximum payable under the award is $2.5 million. See the following narrative discussion for an explanation of this award.

Narrative Discussion of Summary Compensation Table and Plan Based Awards

Mr. Penske’s Performance Based Award.  The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under “Compensation Discussion and Analysis”. Mr. Penske was our only named executive officer to receive a performance based award in 2006. The award was issued under our management incentive plan and was based on performance targets to be achieved in 2006. A maximum potential payout of $2.5 million was available under the award, payable in cash or stock at the election of the compensation committee at the time the committee determined satisfaction of the award. Because the form of compensation was discretionary in either cash or stock, we have presented the award as a $2.5 million non-equity incentive plan award and as a $2.5 million equity incentive plan award, even though the total maximum payable under the award is $2.5 million. The payment of the award in March 2007 was $1.7 million in the form of 78,886 shares of restricted common stock vesting over four years at a rate of 15%, 15%, 20% and 50% valued on the date of grant of the restricted stock award. The objective performance targets of Mr. Penske’s award are described in the “Compensation Disclosure and Analysis.”

Other Restricted Stock Awards.  The other equity awards noted in the table were each issued to our named executive officers as part of our annual grant of restricted stock pursuant to the terms of the 2002 Equity Compensation Plan. These awards vest annually over four years at a rate of 15%, 15%, 20% and 50% and are issued based on principles described in the “Compensation Disclosure and Analysis — Restricted Stock.”

Former Employees.  Mr. Davidson served as our Executive Vice President — Finance through December 2006. Beginning in 2007, he retired from that office and now is employed on a part-time basis assisting with certain of our finance operations. Mr. DiFeo served as our president and chief operating officer until March 8, 2006, at which time he retired from those offices. We and Mr. DiFeo were party to an employment agreement discussed below under “Potential Termination Payments.” We are not a party to employment contracts with any of our current executive officers.

Outstanding Equity Awards at 2006 Year-End

	Option Awards			Stock Awards
	Number of Securities			Number of Shares or		Market Value of
	Underlying Unexercised	Option	Option	Units of Stock That		Shares or Units of
	Options Exercisable	Exercise	Expiration	Have Not Vested		Stock That Have
Name	(#)	Price	Date	(#)		Not Vested(1)

Roger S. Penske	—	—	—	167,260	(2)	$3,942,318
Chief Executive Officer
Robert T. O’Shaughnessy	5,000	$10.48	2/22/12
Chief Financial Officer	—	—	—	29,350	(3)	$691,780
Robert H. Kurnick, Jr.	—	—	—	22,700	(4)	$535,039
Vice Chairman
Paul F. Walters	—	—	—	15,300	(5)	$360,621
Executive Vice President — Human Resources
Samuel X. DiFeo	—	—	—	12,850	(6)	$302,875
Former President and Chief Operating Officer
James R. Davidson	14,668	$10.48	2/22/12
Former Executive Vice	—	—	—	15,300	(7)	$360,321
President — Finance

(1)	The market value is based upon the closing price of our common stock on December 29, 2006 ($23.57).

(2)	These amounts include the restricted stock issued in 2007 to Mr. Penske as a result of his performance based equity award with respect to 2006. These restricted shares vest as follows:

June 1, 2007 — 15,521 June 1, 2008 — 33,720 June 1, 2011 — 39,443
June 1, 2009 — 39,725 June 1, 2010 — 38,851

(3)	The restricted shares vest as follows: June 1, 2007 — 5,250 June 1, 2008 — 7,400
June 1, 2009 — 13,700 June 1, 2010 — 3,000

(4)	The restricted shares vest as follows: June 1, 2007 — 4,200 June 1, 2008 — 6,500
June 1, 2009 — 7,000 June 1, 2010 — 5,000

(5)	The restricted shares vest as follows: June 1, 2007 — 3,000 June 1, 2008 — 5, 100
June 1, 2009 — 4,200 June 1, 2010 — 3,000

(6)	The restricted shares vest as follows: June 1, 2007 — 2,750 June 1, 2008 — 5,200
June 1, 2009 — 3,900 June 1, 2010 — 1,000

(7)	The restricted shares vest as follows: June 1, 2007 — 3,000 June 1, 2008 — 5, 100
June 1, 2009 — 4,200 June 1, 2010 — 3,000

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized
Name	Exercise (#)	Exercise	Vesting (#)	on Vesting(1)

Roger S. Penske	920,000	$14,883,850 (2)	16,182	$347,930
Chief Executive Officer
Robert T. O’Shaughnessy	—	—	6,200	$133,223
Chief Financial Officer
Robert H. Kurnick, Jr.	—	—	6,400	$137,656
Vice Chairman
Paul F. Walters	40,000	$560,803	5,800	$124,777
Executive Vice President — Human Resources
Samuel X. DiFeo	360,000	$7,623,579	7,100	$152,752
Former President and Chief Operating Officer
James R. Davidson	—	—	5,800	$124,777
Former Executive Vice President — Finance

(1)	The value is based upon the closing price of our common stock on the vest date.

(2)	800,000 of these options were issued to Mr. Penske in 1999 upon his initial investment in the Company in lieu of any salary in 1999, 2000, and 2001 and any bonus for 1999 and 2000.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer our executives any pension plans or nonqualified deferred compensation plans.

Potential Termination Payments

Except for Mr. DiFeo, our former president and chief operating officer, none of our named executive officers is employed under an employment agreement and none have any contractual severance or termination payments.

Termination Payments for Mr. DiFeo.  Mr. DiFeo served as our president and chief operating officer until March 8, 2006, at which time he retired from those offices. The following is a description of the relevant termination payments and arrangements provided to Mr. DiFeo, each as required under Mr. DiFeo’s employment agreement as in effect at that time.

We have agreed to employ Mr. DiFeo as a consultant through December 31, 2010. During that time, Mr. DiFeo is expected to render services and assist in the management of our business approximately one work week per month. While a consultant, Mr. DiFeo is entitled to compensation of $400,000 per year, plus the use of an automobile, reimbursement of expenses incurred on behalf of us as a consultant, and health benefits comparable to those available to our management. The estimated annual expense of the consulting agreement for each of years 2006 through 2010 is $417,667, consisting of $400,000 in direct compensation, continuing health benefits under our health care plan, and $12,000 in automobile expenses. See “Compensation Disclosure and Analysis — Other Compensation” for a discussion of our valuation of those expenses. As part of this consulting agreement, we receive the benefit of a confidentiality and a “non-compete” arrangement where Mr. DiFeo is prohibited from seeking or obtaining employment in the automotive industry without our consent, which consent shall not be unreasonably withheld. The non-compete arrangements may be waived by us in our discretion.

Director Compensation

The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the compensation committee, which is composed solely of independent directors. Only directors who are not our paid employees, who we call “outside directors,” are eligible for director compensation, unless otherwise noted.

Annual Fee and Restricted Stock Award.  Each outside director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. These fees are payable, at the option of each outside director, in cash or common stock valued on the date of receipt (generally in March of the year subsequent to service). Our outside directors also receive an annual grant of 2,000 shares of restricted stock which is typically awarded during the first quarter of the calendar year. These restricted shares vest ratably and annually over three years.

Option to Defer Receipt until Termination of Board Service.  Under our Non-Employee Director Compensation Plan, the annual fee and restricted stock awards may be deferred in either the form of cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock and ultimately paid in cash after a director retires. These stock units do not have voting rights, but do generate dividend equivalents in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All fees deferred in cash are held in our general funds and interest on such deferred fees is credited to the director’s account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program.  All directors are also eligible to participate in a charitable matching gift program. Under this program, we will match up to $25,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under

501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for these contributions.

Other Amounts.  As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each outside director also is entitled to the use of a vehicle, the cost of routine maintenance and repairs, and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.

Director Compensation Table

Our directors who are also our employees (Messrs. Kurnick, Ishikawa, and Penske) receive no additional cash compensation for serving as directors, though they are eligible for the charitable matching program noted above.

					All
	Fees Earned or		Stock		Other
Name	Paid in Cash(1)		Awards(2)		Compensation		Total

John D. Barr	$45,000		$26,133	(3)	$13,587	(3)	$84,720
Michael R. Eisenson	—	(1)	$71,133	(4)	$44,708	(4)	$115,841
James A. Hislop, Former Director(5)	$9,972		$58,249	(5)	$50,603	(5)	$118,824
William J. Lovejoy	—	(1)	$61,922	(6)	$36,127	(6)	$98,049
Kimberly J. McWaters	$40,000		$21,922	(7)	$16,188	(7)	$78,110
Eustace W. Mita	$40,000		$26,133	(8)	$47,606	(8)	$113,739
Lucio A. Noto	—	(1)	$66,133	(9)	$34,100	(9)	$100,233
Richard J. Peters	$40,000		$21,922	(10)	$34,918	(10)	$96,840
Ronald G. Steinhart	$45,000		$26,133	(11)	$40,974	(11)	$112,107
H. Brian Thompson	$20,000	(1)	$46,133	(12)	$77,390	(12)	$143,523

(1)	We pay our directors in the year subsequent to service. Unless otherwise noted, this column reflects the fees earned in 2006, though these fees were paid in 2007. Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of a cash fee for 2006. Mr. Thompson elected to receive equity for 50% of his fee.

(2)	These amounts reflect the amount of compensation expense we incurred in 2006 pursuant to equity awards granted from 2004 to 2006 under our 2002 Equity Compensation Plan (or its substantially similar predecessor). They were valued in accordance with FAS 123R.

(3)	Mr. Barr had 1,998 shares of unvested restricted stock and 4,019.29 deferred stock units outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects $11,087 for the use of a Company vehicle and related insurance and the remainder in matching of charitable donations. The grant date fair value of the 2,000 deferred stock units granted to Mr. Barr on March 8, 2006 was $43,270.

(4)	Mr. Eisenson had 5,998 shares of unvested restricted stock outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects $19,708 for the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 2,000 shares of restricted stock and the 2,080 shares of stock granted to Mr. Eisenson on March 8, 2006 was $88,271.

(5)	Mr. Hislop resigned from the Board on May 2, 2006. “All Other Compensation” reflects $25,603 for the use of a Company vehicle, the cost of related insurance and $25,000 in matching of charitable donations. Upon his resignation, we vested Mr. Hislop’s 3,332 shares of unvested restricted stock, we paid him a pro rata portion of his annual fee, and he was distributed $41,536.73 which represented the balance due to him for previously deferred director compensation. The grant date fair value of the 2,000 shares of restricted stock granted to Mr. Hislop on March 8, 2006 was $43,270.

(6)	Mr. Lovejoy had 1,332 shares of unvested restricted stock and 10,534.59 deferred stock units outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects $11,127 for the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 3,881 deferred stock units granted to Mr. Lovejoy on March 8, 2006 was $83,955.

(7)	Ms. McWaters had 5,332 shares of unvested restricted stock outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects the use of a Company vehicle and related insurance. The grant date fair value of the 2,000 shares of restricted stock and 924 shares of stock granted to Ms. McWaters on March 8, 2006 was $63,261.

(8)	Mr. Mita had 5,998 shares of unvested restricted stock outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects the of use of a Company vehicle and related insurance. The grant date fair value of the 2,000 shares of restricted stock granted to Mr. Mita on March 8, 2006 was $43,270.

(9)	Mr. Noto had 1,998 shares of unvested restricted stock and 13,485.48 deferred stock units outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects $9,100 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 3,881 deferred stock units granted to Mr. Noto on March 8, 2006 was $83,955.

(10)	Mr. Peters had 5,332 shares of unvested restricted stock outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects $9,918 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 2,000 shares of restricted stock granted to Mr. Peters on March 8, 2006 was $43,270.

(11)	Mr. Steinhart had 5,998 shares of unvested restricted stock outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects $15,974 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 2,000 shares of restricted stock granted to Mr. Steinhart on March 8, 2006 was $43,270.

(12)	Mr. Thompson had 5,998 shares of unvested restricted stock outstanding at December 31, 2006, including the award earned in 2006. “All Other Compensation” reflects $52,390 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 2,000 shares of restricted stock and the 924 shares of stock granted to Mr. Thompson on March 8, 2006 was $63,261.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 12, 2007 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) our named executive officers and (4) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. The percentage of ownership is based on 94,874,030 shares of our common stock outstanding on March 12, 2007. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

	Shares Beneficially Owned(1)
Beneficial Owner	Number	Percent

Penske Corporation(2)	36,963,360	39.0%
2555 Telegraph Road Bloomfield Hills, MI 48302-0954
Mitsui(3)	15,559,217	16.4%
2-1, Ohtemachi 1-chome, Chiyoda-ku Tokyo, Japan
Barclays Global Investors, NA(4)	7,803,220	8.2%
145 Fremont St. San Francisco, CA 91405
Baron Capital Group, Inc.(5)	5,113,400	5.4%
767 Fifth Avenue New York, NY 10153
Dimension Fund Advisors LP(6)	4,793,555	5.1%
1294 Ocean Avenue, 11th Floor Santa Monica, CA 90401
John D. Barr(7)	9,000	*
Michael R. Eisenson	26,080	*
Hiroshi Ishikawa	8,500	*
Robert H. Kurnick, Jr.(8)	83,292	*
William J. Lovejoy(9)	12,000	*
Robert T. O’Shaughnessy(10)	54,395	*
Kimberly J. McWaters	6,924	*
Eustace W. Mita(11)	1,017,693	1.1%
Lucio A. Noto(12)	15,664	*
Roger S. Penske(13)	37,599,763	39.6%
Roger S. Penske, Jr.(14)	75,390	*
Richard J. Peters(15)	106,760	*
Ronald G. Steinhart	24,500	*
H. Brian Thompson	34,894	*
Paul F. Walters(16)	54,932	*
All directors and executive officers as a group (16 persons)	38,926,697	41.0%

*	Less than 1%

(1)	Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(2)	Penske Corporation is the beneficial owner of 36,112,044 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation also has shared voting power over 851,316 shares under voting agreements. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 3) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 52,522,577 shares or 55.4%.

(3)	Represents 3,111,444 shares held by Mitsui & Co., (U.S.A.), Inc. and 12,447,773 shares held by Mitsui & Co., Ltd.

(4)	As reported on Schedule 13G as of December 31, 2006 and filed with the SEC January 23, 2007.

(5)	As reported on Schedule 13G as of December 31, 2006 and filed with the SEC on February 14, 2007.

(6)	As reported on Schedule 13G as of December 31, 2006 and filed with the SEC February 2, 2007.

(7)	Mr. Barr also owns 4,025.85 deferred stock units which vest following his retirement from our Board of Directors.

(8)	Mr. Kurnick has shared voting power with respect to 31,292 of these shares.

(9)	Mr. Lovejoy also owns 10,556.7 deferred stock units which vest following his retirement from our Board of Directors.

(10)	Includes 5,000 shares issuable upon the exercise of options.

(11)	620,000 of these shares are pledged under a line of credit.

(12)	Mr. Noto also owns 13,517.17 deferred stock units which vest following his retirement from our Board of Directors.

(13)	Includes the 36,963,360 shares deemed to be beneficially owned by Penske Corporation and 64,550 shares deemed to be beneficially owned by Penske Capital Partners, L.L.C., all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the managing member of Penske Capital Partners and the Chairman and Chief Executive Officer of Penske Corporation. 64,500 of the shares deemed owned by Penske Capital Partners are pledged as security to Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 3) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 53,158,980 shares or 56.0%.

(14)	Includes 10,000 shares issuable upon the exercise of options. Mr. Penske, Jr. has shared voting power with respect to 44,090 of these shares.

(15)	Mr. Peters has shared voting power with respect to these shares.

(16)	Mr. Walters has shared voting power with respect to 18,892 of these shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee is comprised only of independent directors as set forth in the listing requirements of the New York Stock Exchange, the more stringent requirements of our corporate governance guidelines and the Securities and Exchange Commission’s additional independence requirements. In addition, our Board of Directors has determined that each of our committee members is an “audit committee financial expert,” as defined by Securities and Exchange Commission rules.

In accordance with the Audit Committee charter, the Audit Committee has the sole authority to retain and terminate our independent registered public accounting firms and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

The Audit Committee took a number of steps in making this recommendation for our 2006 annual report. First, the Audit Committee discussed with our independent registered public accounting firms those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of their audits. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with the independent registered public accounting firms their independence and received letters and written disclosures from the independent registered public accounting firms required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These discussions and disclosures assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with our management and the independent registered public accounting firms in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.

Based on the foregoing, as well as on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our financial statements be included in our 2006 annual report on Form 10-K as filed with the SEC on March 1, 2007.

The Audit Committee of the
Board of Directors

Michael R. Eisenson (Chairman)
John D. Barr
Ronald G. Steinhart

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as “Deloitte”) will audit our consolidated financial statements for 2007 and perform other services. In 2006, Deloitte did not audit certain of our subsidiaries which own certain of our international operations and their opinions, insofar as they relate to those operations, are based solely on the reports of the independent auditor of those operations, KPMG Audit PLC (“KPMG”). This arrangement will continue in 2007. We refer to Deloitte and KPMG collectively as our independent registered public accounting firms. We paid the independent registered public accounting firms the following fees for the enumerated services in 2005 and 2006, all of which services were approved by our Audit Committee.

Audit Fees.  Audit Fees in the table below include the aggregate fees for professional services rendered by the independent registered public accounting firms in connection with the audits of our consolidated financial statements, including the audits of management’s assessment of internal control over financial reporting, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q, and other services normally provided in connection with statutory or regulatory engagements.

Audit Related Fees.  Audit Related Fees in the table below include the aggregate fees for professional services rendered by the independent registered public accounting firms in connection with registration statements, acquisition due diligence, their assurance services related to benefit plans and accounting research and consultation.

Tax Fees.  Tax Fees in the table below include aggregate fees for professional services rendered by the independent registered public accounting firms in connection with tax compliance, planning and advice.

All Other Fees.  All Other Fees in the table below include aggregate fees for all other services rendered by the independent registered public accounting firms. These fees related primarily to appraisal review services and benefits advisory services.

	Deloitte		KPMG
	2006	2005	2006	2005

Audit Fees	$1,147,000	$1,179,000	$705,000	$453,000

Audit Related Fees	$227,000	$291,000	$118,000	$28,000

Tax Fees
Tax Compliance	$—	$41,000	$—	$—
Other Tax Fees	$148,000	$159,000	—	—

	$148,000	$200,000	—	—

All Other Fees	$16,000	$12,000	$199,000	$75,000

Total Fees	$1,538,000	$1,682,000	$1,022,000	$556,000

The Audit Committee has considered the nature of the above-listed services provided by the independent registered public accounting firms and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with the independent registered public accounting firms and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Securities and Exchange Commission.

Pre-approval Policy.  The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services provided by the independent registered public accounting firms.

The primary purpose of this policy is to ensure that we engage our public accountants only to provide audit and non-audit services that are compatible with maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent registered public accounting firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment, except as provided below. Our independent registered public accounting firms are prohibited from performing any service prohibited by applicable law.

Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. Engagement of the independent registered public accounting firms and their fees for the annual audit must be approved by the entire Audit Committee. The Chairman of the Audit Committee may independently approve services if the estimated fee for the service is less than 10% of the total estimated audit fee, or if the excess fees for pre-approved services are less than 20% of the approved fees for that service; provided, however, that no such pre-approval may be granted with respect to any service prohibited by applicable law or that otherwise appears reasonably likely to compromise the independent registered public accounting firms’ independence. Any pre-approval granted pursuant to this delegation of authority is reviewed with the Audit Committee at its next regularly scheduled meeting. Non-audit services for which the estimated fee is greater than 10% of the audit fee must be approved by the entire Audit Committee before commencement of the service.

It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions over $5,000 are to be approved by a majority of either the members of our Audit Committee or our disinterested Board members. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. The disinterested members of our Board of Directors typically review new material transactions for approval. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are International Motor Cars Group, II, L.L.C. (“IMCGII”), Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. We refer to IMCGII, Penske Corporation and Penske Automotive Holdings Corp. as the Penske affiliated companies.

In connection with a sale of shares of our common stock to Mitsui in March 2004, Mitsui and the Penske affiliated companies agreed to certain “standstill” provisions. Until termination of the stockholders agreement discussed below, among other things and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of our Board of Directors or a majority of our disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.

We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of UnitedAuto, as long as it owns at least 10% of our outstanding common stock. Mr. Hiroshi Ishikawa, one of our directors, has been appointed as our Executive Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.

Stockholders Agreement.  Simultaneously with this purchase, Mitsui and the Penske affiliated companies entered into a stockholders agreement. Under this stockholders agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Registration Rights Agreements.  We have granted the Penske affiliated companies registration rights. Pursuant to our agreements, the Penske affiliated companies each may require us on three occasions to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the purchase of shares by Mitsui discussed above, we have granted registration rights to Mitsui. Under our agreement, Mitsui may require us on two occasions to register all or part of its common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act.

Other Related Party Interests.  Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our Vice Chairman and a director, is also the President and a director of Penske Corporation and Paul F. Walters, our Executive Vice President — Human Resources serves in a similar capacity for Penske Corporation. Mr. Ishikawa, one of our directors, serves as our Executive Vice President — International Business Development and in a similar capacity for Penske Corporation. Our President, Roger S. Penske, Jr., also serves as a director of Penske Corporation and is the son of our Chairman and Chief Executive Officer. These employees or directors receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at UnitedAuto. Our directors, Eustace W. Mita and Lucio A. Noto are each investors in Transportation Resources Partners.

Other Transactions.  We are currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo served as our President and Chief Operating Officer until March 8, 2006. The aggregate amount paid by us in 2006 under these leases was $5.9 million. The aggregate amount of all contractual payments from us under these leases from January 2007 through termination in 2020 is $78.7 million, with an additional $42.4 million due in the event we exercised all of our optional extensions under the leases through 2045. In September 2006, we sold one of our dealerships to an entity affiliated with Mr. DiFeo in exchange for $2.7 million, including payments for inventory.

From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to Automotive Group Realty, LLC (“AGR”), as described below, payments to third parties by Penske Corporation on our behalf which we then reimburse to Penske Corporation, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, payments relating to the use of aircraft from Penske Jet, Inc., and payment of a racing sponsorship to Penske Racing in 2006. These transactions are reviewed quarterly by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $5.4 million paid by UAG and $0.2 million received by UAG in 2006, excluding the payments to AGR discussed below.

We are currently a tenant under a number of non-cancelable lease agreements with AGR and its subsidiaries. AGR is a wholly owned subsidiary of Penske Corporation. The aggregate amount paid by us to AGR in 2006 under these leases was $4.2 million. The aggregate amount of all contractual payments from us to AGR under these leases from January 2007 through termination in 2014 is $2.7 million, with an additional $4.5 million due in the event we exercised all of our optional extensions under the leases through 2024. In addition, in 2006, we sold to AGR improvements for $100,000 which were subsequently leased by AGR to us (and which are included in the preceding figure). We also purchased several properties from AGR for $25.1 million in 2006. Each purchase or sale was valued at a price that was either independently confirmed by a third party appraiser or at the price for which we purchased the property from an independent third party.

We and Penske Corporation have entered into a joint insurance agreement which provides that, with respect to certain shared insurance policies (which includes our property policy), available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses by us and Penske Corporation in excess of the limit of any policy during a policy period, the total policy proceeds shall be allocated based on the ratio of premiums paid.

In 2006, we acquired a 10% interest in Cycle Express, LLC, an auctioneer of powersport vehicles in exchange for $5.5 million. Transportation Resource Partners (“TRP”), an organization discussed above, simultaneously acquired a controlling interest in this company on the same financial terms as our investment. We also have continuing investments in two other TRP controlled companies: a provider of outsourced vehicle management solutions (“QEK”) and a mobile vehicle washing company. In 2006, we paid QEK approximately $1,403,000, relating principally to the preparation and delivery of new vehicles in the U.K., and we received $78,500 of management fees from QEK.

We are also party to an operating agreement with Roger S. Penske, Jr. relating to his 10% ownership investment in one of our subsidiaries, HBL, LLC, which is a holding company for five of our franchises in Virginia. From time to time, we provide HBL with working capital and other debt financing and make periodic pro rata distributions from HBL to Mr. Penske, Jr., which for 2006 totaled approximately $715,200. For 2006, Mr. Penske, Jr., also received total compensation from us of approximately $1,828,000 in his capacity as Executive Vice President — Eastern Operations, and he received 6,000 shares of restricted stock with a grant date fair value of $130,020 in March 2006.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles from our dealerships on fair market terms. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute (“UTI”), a provider of technical education, whose Chief Executive Officer is Kimberly McWaters, one of our directors. We make no payments to UTI for these graduates and hire them on the same terms as other employers.

In 2006, we employed the sons of Eustace Mita, one of our directors, and James Davidson, our former Executive Vice President — Finance, at our dealerships as managers, for which they were compensated $311,400 and $227,000, respectively. In 2006, we employed the son-in-law of Paul Walters, our Executive Vice President — Human Resources, as Senior Vice President — Manufacturer Relations and as a general manager, for which he received compensation of $286,093. The compensation of these individuals is commensurate with their peers’. For 2006, Mr. Ishikawa received total compensation from us of approximately $150,000 in his capacity as Executive Vice President — International Business Development, as well as 2,000 shares of restricted stock with a grant date fair value of $43,340.

An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns an interest in one of our subsidiaries, UAG Connecticut I, LLC (“UAG Connecticut I”), which entitles the Investor to 20% of the operating profits of UAG Connecticut I. From time to time, we provide UAG Connecticut I with working capital and other debt financing and make periodic pro rata distributions from UAG Connecticut I to the Investor, which in 2006 totaled $387,538. In addition, the Investor paid us $132,000 in 2006 pursuant to his option to purchase up to a 20% interest in UAG Connecticut I.

OTHER MATTERS

Securities Authorized for Issuance Under Equity Compensation Plans.  The following table provides details regarding the shares of common stock issuable upon the exercise of outstanding options, warrants and rights granted under our equity compensation plans (including individual equity compensation arrangements) as of December 31, 2006.

		Weighted-average	Number of securities remaining
	Number of securities to	exercise price of	available for future issuance
	be issued upon exercise	outstanding	under equity compensation
	of outstanding options,	options, warrants	plans (excluding securities
	warrants and rights	and rights	reflected in column (A))
Plan Category	(A)	(B)	(C)

Equity compensation plans approved by security holders	733,134	$8.40	2,982,957
Equity compensation plans not approved by security holders	0	—	—

Total	733,134	8.40	2,982,957

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the SEC. To our knowledge, based solely on our review of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2006.

Stockholder Nominations and Proposals for 2008.  We must receive any proposals intended to be presented to stockholders at our 2008 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 29, 2007. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2008 (other than a proposal submitted for inclusion in our proxy statement) must provide us notice of the business no later than February 13, 2008.

Proxy Information.  We do not anticipate that there will be presented at the annual meeting any business other than as discussed in the above proposals and the Board of Directors is not aware of any other matters that might properly be presented for action at the meeting. If any other business should properly come before the annual meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $5,000.

It is important that proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope as soon as possible.

We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2006 and any of the other documents referenced herein. Copies can be obtained from United Auto Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500).

Dated: March 29, 2007

Annex A
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
UNITED AUTO GROUP, INC.
*****

United Auto Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of United Auto Group, Inc., resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and subject to consideration at a meeting of the stockholders of said corporation for consideration thereof. The proposed amendment is as follows:

RESOLVED,  that the Restated Certificate of Incorporation of this corporation be amended by changing Article I thereof so that, as amended said Article shall be and read as follows:

“The name of the Corporation is Penske Automotive Group, Inc. (the “Corporation”).”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said United Auto Group, Inc. has caused this certificate to be signed by Shane M. Spradlin, its Secretary, this   day of           , 2007.
By:  Shane M. Spradlin
Its: Secretary

Proxy — United Auto Group, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Robert H. Kurnick, Jr., and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock, par value $0.0001 per share, of United Auto Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on Thursday, May 3, 2007 at 8:00 a.m., Pacific Daylight Time, at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:
THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☐     Mark this box with an X if you have made
changes to your name or address details above
Annual Meeting Proxy Card
A Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 — John D. Barr			07 — Eustace W. Mita
02 — Michael R. Eisenson			08 — Lucio A. Noto
03 — Hiroshi Ishikawa			09 — Roger S. Penske
04 — Robert H. Kurnick, Jr.			10 — Richard J. Peters
05 — William J. Lovejoy			11 — Ronald G. Steinhart
06 — Kimberly J. McWaters			12 — H. Brian Thompson
B Issues
The Board of Directors recommends a vote FOR the following proposals:

		For	Against	Abstain
2.	To amend our certificate of incorporation to change our name from “United Auto Group, Inc.” to “Penske Automotive Group, Inc.”

3.	To transact such other business as may Properly come before the meeting.
Mark this box with an X if you plan to attend the meeting.     ☐
C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
     Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date: